Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration statement (Form S-3ASR No. 333-206500) of Washington Prime Group Inc.,

•	Registration statement (Form S-8 No. 333-201531) pertaining to Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan and Glimcher Realty Trust 2012 Incentive Compensation Plan

•	Registration statement (Form S-8 No. 333-197000) pertaining to Washington Prime Group, L.P. 2014 Stock Incentive Plan.
of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedule of Washington Prime Group Inc. and the effectiveness of internal control over financial reporting of Washington Prime Group Inc. included in this Annual Report (Form 10-K) of Washington Prime Group Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 22, 2018